NEWS RELEASE

Cleveland-Cliffs Inc President and CEO Joseph Carrabba Elected Chairman of the Board,
Succeeding Retiring John Brinzo

Cleveland, OH—May 8, 2007—Cleveland-Cliffs Inc (NYSE: CLF) today announced that its Board of Directors has elected President and Chief Executive Officer Joseph A. Carrabba as Chairman of the Board, replacing John S. Brinzo, who, as previously announced, will retire at the company’s Board meeting held today.

Commenting on the appointment, Mr. Brinzo said: “We took many significant steps in our leadership succession plan this past year, not the least of which was the appointment of Joe Carrabba as president and chief executive effective upon my retirement from those roles in September. Joe had served as president and chief operating officer of Cliffs since 2005, and before that, as a global mining executive for more than 22 years. His exceptional experience and demonstrated leadership abilities will continue to benefit our company as we strengthen domestically and expand globally.

“It has been my pleasure and privilege to be a part of the Cliffs family for the past 39 years. As I step down as chairman today, I do so with complete confidence that our company’s assets and resources are in very capable hands.”

President and Chief Executive Officer Joseph A. Carrabba added: “I am truly honored to have had the opportunity to work with John, a man whose clarity of vision and exceptional leadership through troubled times for the integrated steel industry in the early 2000s led to Cliffs’ dramatic transformation from a local mine manager and mineral holder to today’s global merchant mining company. On behalf of everyone at Cliffs, I wish John the very best in his well-deserved retirement.”

The company also announced that, effective today, David H. Gunning retired as planned from his position as a Director. Mr. Gunning has been a member of Cliffs’ Board of Directors since 2001 and served on its Strategic Advisory Committee.

“We are grateful to David for his contributions and guidance as a member of Cliffs’ executive team and Board of Directors. David played key roles in the company’s recent transformation over the past several years and was instrumental in furthering our international growth objectives,” Carrabba concluded.

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Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company owns 80 percent of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. It also has a 30 percent interest in the Amapá Project, a Brazilian iron ore project, and a 45 percent economic interest in the Sonoma Project, an Australian coking and thermal coal project.

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: completion of the ongoing audit process and 2006 10-K filing process; the success of start-up and ramp-up activities at the Amapá and Sonoma projects; successful completion of the Sonoma acquisition; changes in the sales mix; the impact of other price-adjustment factors on the Company’s North American sales contracts; changes in demand for iron ore pellets by North American integrated steel producers, or changes in Asian iron ore demand due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; availability of capital equipment and component parts; availability of float capacity on the Great Lakes; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; the impact of consolidation in the steel industry; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; failure to receive or maintain required environmental permits; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation and employee benefit costs; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report and Reports on Form 10-K and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

News releases and other information on the Company are available on the Internet at:

http://www.cleveland-cliffs.com.

SOURCE: Cleveland-Cliffs Inc

CONTACT: Media: 1-216-694-4870

Financial Community: 1-800-214-0739, or 1-216-694-5459

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